SECURITIES AND EXCHANGE COMMISSION
                 Washington, DC  20549




                       FORM 8-K




                     CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) March 18, 2002



                  TELCO-TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)




Delaware                      0-28887            22-3328734
(State or other jurisdiction  (Commission  (I.R.S. Employer
of incorporation or           File number)   Identification
organization)                 Number)



60 Bowers Lane
Closter, New Jersey                                07624
(Address of principal                      (Postal Code)
executive offices)



Registrant's telephone number, including area code:
(201) 768-2310

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Item 5.  Other Events.


     Letter of Intent to Enter into Acquisition Agreement

     On March 18, 2002, Telco-Technology, Inc. (the "Company") entered into a letter of intent (the "Letter of Intent") to acquire all of the outstanding shares of capital stock of ScreenPhone.net Inc., a Nevada corporation ("ScreenPhone") in exchange for shares of Convertible Preferred Stock of the Company (the "Acquisition"). As provided in the Letter of Intent, it is expected that subsequent to the closing of the Acquisition, the Company shall seek stockholder consent to a change of name of the Company, an increase in the Company's authorization to allow the shares of Preferred Stock contemplated to be issued in the Acquisition to automatically convert into shares of the Company's Common Stock and to approve a 1:10 reverse stock split of the Company's Common Stock. Thereupon, all of the then issued and outstanding shares of the Company's Preferred Stock will convert into shares of Common Stock, and pursuant to the anticipated reverse stock split, each ten shares of Common Stock held by the current stockholders of the Company will convert into one share of the Company's Common Stock.

     Assuming completion of the Acquisition, the reverse stock split and the conversion of Preferred Stock into Common Stock, the current ScreeenPhone stockholders are expected to own approximately 80% of then outstanding shares of Common Stock of the Company, and the Company's current stockholders, together with investors in an anticipated private placement (as discussed below) and less certain shares beneficially owned by the Company's current Chairman anticipated to be redeemed in connection with the closing of the Acquisition, are expected to own approximately 20% of the then outstanding shares of Common Stock of the Company.

     ScreenPhone is a development stage, privately held company incorporated in 1997. It is a party to an agreement with a major international consumer electronics company which agreement grants ScreenPhone the exclusive U.S. and Mexican marketing rights for a jointly developed Internet appliance.

     The Acquisition is subject to the negotiation and execution of a definitive Acquisition Agreement, and other conditions including the completion of a private placement of up to $500,000, and ScreenPhone restructuring and extending its arrangement with regard to the aforesaid marketing rights. No assurance can be given that any of the foregoing can be effected or that the Acquisition will be completed.

                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    TELCO-TECHNOLOGY, INC.
                    (Registrant)


Dated:    March 18, 2002      By:    /s/ Donald R. McKelvey
                              Name:  Donald R. McKelvey
                              Title: Chairman of the
                                     Board and President